UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No. 1)

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PALM, INC.

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PALM, INC.

950 W. Maude Avenue

Sunnyvale, California 94085

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2010

This is a supplement to the proxy statement dated May 26, 2010 (the “proxy statement”) of Palm, Inc. (“Palm,” “we” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Palm, 950 W. Maude Avenue, California 94085, on June 25, 2010 at 9:00 a.m., local time. The purpose of the special meeting is (1) to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of April 28, 2010, among Hewlett-Packard Company (“HP”), District Acquisition Corporation, a wholly-owned subsidiary of HP, and Palm, as it may be amended from time to time (the “merger agreement”); and (2) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. The Palm Board of Directors (the “Board”) previously established May 24, 2010 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The Palm Board has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Palm. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING, YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGES 15-17 OF THE PROXY STATEMENT.

Litigation Relating to the Merger

As more fully described in the proxy statement, on May 5, 2010, a putative stockholder class action lawsuit, styled Steve Ubaney v. Jonathan Rubinstein, et al., Case No. 5459, was filed in the Delaware Court of Chancery (the “court”) against our directors. The complaint, as amended on May 29, 2010, generally alleges that the individual defendants breached their fiduciary duty by failing to maximize stockholder value in negotiating and approving the merger agreement and that the proxy statement omits certain material information. As more fully described in the proxy statement, a number of substantively similar putative stockholder class action suits also remain pending in the Superior Court of California in Santa Clara County.

On June 8, 2010, counsel for the parties in the Delaware lawsuit entered into a memorandum of understanding in which they agreed on the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that Palm stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. We further considered it desirable that the actions be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

Additional Disclosures

As contemplated by the proposed settlement, the Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. The additional disclosures are as follows:

The Merger — Background of the Merger

Reasons for Selecting Members of the Committee Overseeing the Process

The third full paragraph on page 19 of the proxy statement makes reference to the committee of the Board created to facilitate oversight of the strategic alternatives review process (the “committee”), with Chairman and CEO Jonathan J. Rubinstein, Lead Independent Director Robert C. Hagerty and directors Fred D. Anderson and D. Scott Mercer as members. These directors were selected because they were able to make themselves available for frequent meetings on short notice throughout the process and because they represented a cross-section of the Board, consisting of two directors who were independent of both Elevation Partners (“EP”) and management, one director affiliated with EP, and one director who is also part of management. The committee members also reflected a cross-section of the Board’s standing committees, with the Chairman of the Audit Committee, the Chairman of the Nominating and Governance Committee and two members of the Compensation Committee represented.

Roles of Financial Advisors

The third full paragraph on page 19 of the proxy statement also makes reference to Palm’s retention of Goldman Sachs and Qatalyst Partners as financial advisors. As discussed on that page, the committee hired two advisors based on its judgment that they had complementary strengths and would offer different perspectives to the Board. Goldman Sachs and Qatalyst Partners worked collaboratively but independently throughout the process and were not assigned different roles by Palm, the Board or the committee.

Composition of the List of Potential Strategic Partners

The first full paragraph on page 20 of the proxy statement makes reference to a list of 24 potential strategic partners identified by management and the financial advisors. This list of potential strategic partners included major participants in the global smartphone market as well as other major companies in adjacent markets. Management, the financial advisors, Davis Polk and those members of the Board in attendance prioritized which companies to approach on the list based on factors discussed later in that paragraph.

Potential Strategic Partners Declining to Continue in the Process

The paragraph beginning on page 20 and concluding on page 21 of the proxy statement makes reference to six companies, including HP, which entered into nondisclosure agreements and participated in meetings with Palm and its advisors to review non-public information concerning Palm regarding a strategic transaction. That paragraph also states that only three companies, including HP, received letters describing the process by which interested parties should submit preliminary proposals for a strategic transaction. Before the financial advisors sent the process letters, each of the other three companies had declined to proceed in the process following their initial meetings with Palm.

Conclusion of Discussions with Company D

The second full paragraph on page 21 of the proxy statement makes reference to discussions regarding an intellectual property transaction with Company D, which discussions continued intermittently until April 15. For reasons described later on that page, the Board came to the preliminary view that a sale of Palm was likely to be a preferable alternative to an intellectual property transaction if a suitable sale transaction were available. As described on page 22, on April 13 HP proposed a transaction to acquire Palm for $4.75 per common share in cash. The Board maintained its view that such a transaction was preferable to an intellectual property transaction in view of the considerations described on pages 21 and 22 and therefore did not direct management and the financial advisors to continue discussions regarding an intellectual property transaction with Company D. Such discussions concluded on April 15 for this reason.

Reasons Underlying the Board’s Judgment Regarding Financial Buyers

The third full paragraph on page 21 of the proxy statement makes reference to the Board’s consideration that financial buyers such as private equity firms were not likely to be plausible candidates to acquire Palm. Following discussion with Goldman Sachs and Qatalyst Partners, the Board took this view in light of the Company’s projected revenues and cash flows, discussed on pages 18, 19, 20 and 25 of the proxy statement, and the state of the private equity and acquisition financing markets at that time.

Reasons for the Committee’s View of Company A’s Proposal

The fourth full paragraph on page 22 of the proxy statement makes reference to Company A’s proposed transaction to acquire Palm for $600 million in cash. Company A’s proposal did not indicate how the transaction proceeds would be allocated among Palm’s debt holders, preferred stockholders and common stockholders. Palm’s advisors informed the committee that, under the terms of Palm’s credit agreement and the preferences of the outstanding preferred stock pursuant to Palm’s certificate of incorporation, the common stockholders would not be entitled to receive any value based on Company A’s proposal. These considerations were the basis for the committee’s conclusion, described later on page 22, that Company A’s proposal would result in minimal or zero value to Palm’s common stockholders.

Uncertain Value of Company B’s Proposal

The final full paragraph on page 22 of the proxy statement makes reference to the committee’s assessment that Company B’s offer of a stock-for-stock transaction presented highly uncertain value to Palm’s common stockholders. As noted earlier on page 22, Company B’s offer did not specify the value of the proposed consideration. Company B also did not specify the proportion of the combined company’s ownership that Palm’s common stockholders would receive in the proposed transaction.

Reason for Company C’s Price Reduction

The fourth full paragraph on page 23 of the proxy statement makes reference to Company C’s reduction on April 22 of its offer of $6.00-$7.00 per common share in cash to $5.50 per common share in cash. Company C’s offer of $6.00-$7.00 per common share was conditional on Company C’s completion of additional due diligence. When Company C presented its revised offer on April 22, Company C indicated that it reduced the price it was willing to pay based on the results of the detailed due diligence review, described on pages 22 and 23, that it had conducted to that date.

The Merger — Opinions of the Company’s Financial Advisors — Opinion of Goldman, Sachs & Co.

The subsection of the proxy statement entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman, Sachs & Co.” beginning on page 32, is amended and supplemented as set forth below:

Discounted Cash Flow Analysis

Reference is made to the second sentence of the first paragraph under the subheading “Illustrative Discounted Cash Flow Analysis,” which is replaced with the following:

Goldman Sachs calculated indications of net present value of unlevered free cash flows for Palm for the fiscal years 2011 through 2018 using illustrative discount rates ranging from 16.0% to 20.0%, reflecting estimates of Palm’s weighted average cost of capital.

The first paragraph under the subheading “Illustrative Discounted Cash Flow Analysis” is supplemented with the following new penultimate sentence:

Goldman Sachs also included in this analysis the implied indications of net present value of the net operating losses based on the Projections and illustrative discount rates.

The disclosure under the subheading “Illustrative Discounted Cash Flow Analysis” is further supplemented by adding the following as the second paragraph:

In conducting the discounted cash flow analyses, Goldman Sachs used a range of discount rates derived by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Palm and selected companies which exhibited similar business characteristics to Palm. The applied discount rates ranging from 16.0% to 20.0% were based on Goldman Sachs’ judgment of an illustrative range based on the above analysis. Goldman Sachs selected terminal one-year forward EBITDA multiples ranging from 6.0x to 10.0x in order to calculate the terminal value based on several factors, including analysis of the one-year forward EBITDA multiples of selected companies which exhibited similar business characteristics to the Company.

A new penultimate sentence in the final paragraph under the subheading “Illustrative Discounted Cash Flow Analysis” follows:

This analysis also included the implied indications of net present value of the net operating losses based on the Projections.

Selected Companies Analysis

Reference is made to the second paragraph under the subheading “Selected Companies Analysis” on page 34 of the proxy statement, which is replaced with the following:

Although none of the Selected Companies is directly comparable to Palm, the companies included were chosen because they are publicly traded companies in the consumer technology industry with product lines focused on mobile devices and with operations and product profiles that for purposes of analysis may be considered similar to certain of Palm’s operations and product profile.

Illustrative Present Value of Future Share Price Analysis

Reference is made to the second sentence of the first paragraph under the subheading “Illustrative Present Value of Future Share Price Analysis” on page 35 of the proxy statement, which is replaced with the following:

For this analysis, Goldman Sachs used the financial information reflected in the Projections for each of the fiscal years 2012 to 2015 and included the implied indications of net present value of the net operating losses based on the Projections and illustrative discount rates.

The following paragraph is added as the second paragraph under the subheading “Illustrative Present Value of Future Share Price Analysis”:

The ranges of forward EV to revenue multiples and EV to EBITDA multiples used by Goldman Sachs in this analysis were derived by Goldman Sachs utilizing its professional judgment and experience. The illustrative discount rate range of 15.0% to 17.0% used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing a cost of equity analysis based on certain financial metrics, including betas, for the Company and selected companies which exhibited similar business characteristics to the Company.

Selected Transactions Analysis

Reference is made to the first sentence of the second paragraph under the subheading “Selected Transactions Analysis” on page 35 of the proxy statement, which is replaced with the following:

While none of the companies that were acquired in the selected transactions are directly comparable to Palm’s current business and operations, the companies that were acquired in the selected transactions are companies in the consumer technology industry and with operations, market size and product profiles that, for the purposes of analysis, may be considered similar to certain of Palm’s results, market size and product profile.

In addition, in the third paragraph under the subheading “Selected Transactions Analysis,” the following table is added immediately prior to the existing table on page 36 of the proxy statement:

Transaction	Enterprise Value (“EV”)	EV / NTM Revenues

Acquiror: Acer Inc. Target: Gateway, Inc.	$757M	0.2x

Acquiror: Palm, Inc. Target: Handspring, Inc.	$121M	1.0x

Acquiror: Cisco Systems, Inc. Target: The Linksys Group, Inc.	$500M	Not publicly available

The Merger — Opinions of the Company’s Financial Advisors — Opinion of Qatalyst Partners LP

The subsection of the proxy statement entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Qatalyst Partners LP” beginning on page 37, is amended and supplemented as set forth below:

Discounted Cash Flow Analysis

Page 40 of the proxy statement describes the method employed by Qatalyst Partners in conducting its illustrative discounted cash flow (“DCF”) analysis to calculate an illustrative range of implied per share values for Palm’s common stock. In conducting the discounted cash flow analysis, Qatalyst used a range of discount rates derived by utilizing a weighted average cost of capital analysis based on certain financial metrics for Palm and certain selected companies. The applied discount rates ranging from 14.5% to 18.5% were based on Qatalyst’s judgment of an illustrative range based on the above analysis. The net present values of Palm’s net operating losses included in the DCF analysis were calculated using discount rates consistent with the discount rates used in the DCF analysis itself, as described above. As described in the second bullet point on page 40, Qatalyst Partners deducted the Series C Preferred Stock liquidation preference in scenarios where the Series C Preferred Stock would be out-of-the-money at the applicable implied per share value, and deducted the Series B Preferred Stock liquidation preference in all scenarios because the Series B Preferred Stock was out-of-the-money at each point in the range of implied per share values.

Selected Companies Analysis

The first full paragraph on page 41 of the proxy statement describes how Qatalyst Partners selected the eight companies used in its selected companies analysis discussed on pages 40 through 42, including its consideration of whether a company had certain similar operating characteristics with Palm. Qatalyst Partners considered the extent to which a company operated in the same industry as Palm and designed or manufactured wireless devices in determining whether a company shared similar operating characteristics with Palm.

The third full paragraph on page 41 of the proxy statement presents a summary of the range, median and mean trading statistics of three of the eight selected companies, classifying them as “integrated device vendors.” The fourth full paragraph on page 41 presents the same statistics for the five remaining companies, classifying them as “other selected device vendors.” Qatalyst Partners classified a company as an “integrated device vendor” if the company generally pursued a strategy, like Palm, that integrates its own hardware and software solutions, and classified the remaining companies as “other selected device vendors” because they generally pursued a strategy of licensing their software solutions from third parties.

With respect to conclusions drawn from the selected companies analysis, as described in the paragraph which begins on page 38 and concludes on page 39 of the proxy statement, Qatalyst Partners believes that its various analyses must be considered as a whole and that selecting portions of these analyses could create a misleading or incomplete view of its financial analyses. Accordingly, Qatalyst Partners did not draw conclusions from individual analyses but considered all analyses together in determining its opinion.

Illustrative Present Value of Future Stock Price Analysis

As described in greater detail on pages 42 and 43 of the proxy statement, Qatalyst Partners also conducted an illustrative analysis of the implied present value of the future price per share of Palm common stock. Qatalyst Partners applied a range of multiples of enterprise value to next-twelve-months revenue of 0.6x to 1.0x as part of this analysis. Qatalyst Partners determined this range of multiples based on its analysis of selected publicly traded companies with business and operational characteristics that were considered appropriate.

Selected Transactions and Premia Paid Analysis

As described in greater detail in the first paragraph under the heading “Selected Transactions and Premia Paid Analysis” on page 43 of the proxy statement, Qatalyst Partners reviewed the following set of 21 technology acquisition transactions that occurred between 2003 and 2009 and analyzed selected financial and operational metrics with respect to those transactions:

Target	Acquiror
Starent Networks, Corp.	Cisco Systems, Inc.

Nortel Networks Corporation (Metro Ethernet Networks business)	Ciena Corporation

Nortel Networks Corporation (CDMA Business and LTE Access assets)	Telefonaktiebolaget LM Ericsson (publ)

Pure Digital Technologies Inc.	Cisco Systems, Inc.

Symbian Limited	Nokia Corporation

E-TEN Information Systems Co., Ltd.	Acer Inc.

Danger Inc.	Microsoft Corporation

World Wide Packets, Inc.	Ciena Corporation

SANYO Electric Co., Ltd. (mobile phone business)	Kyocera Corporation

NAVTEQ Corporation	Nokia Corporation

Gateway, Inc.	Acer Inc.

Tele Atlas N.V.	TomTom N.V.

Terayon Communication Systems, Inc.	Motorola, Inc.

TANDBERG Television ASA	Telefonaktiebolaget LM Ericsson (publ)

Redback Networks Inc.	Telefonaktiebolaget LM Ericsson (publ)

Symbol Technologies, Inc.	Motorola, Inc.

Scientific-Atlanta, Inc.	Cisco Systems, Inc.

PalmSource, Inc.	ACCESS Co., Ltd.

International Business Machines Corporation (Personal Computing Division)	Lenovo Group Limited

Handspring, Inc.	Palm, Inc.

The Linksys Group, Inc.	Cisco Systems, Inc.

Based on this analysis, Qatalyst Partners concluded that while each transaction could be considered similar to the merger in certain limited respects, none of these transactions was by itself directly comparable to the merger. As noted at the conclusion of the paragraph, because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information. Qatalyst Partners also did not emphasize the selected transactions analysis in the presentation of its opinion to the Board.

As further described in the fourth full paragraph of page 43, Qatalyst Partners also reviewed the premia paid in a set of 105 selected technology M&A transactions. The premium at approximately the tenth, fiftieth and ninetieth percentile of the premia paid in these selected technology M&A transactions was 11%, 26% and 47%, respectively. As discussed in the fourth full paragraph of page 43, the implied premium for Palm’s proposed merger with HP, based on Palm’s unaffected price of $3.85 on April 6, 2010, represented approximately the ninetieth percentile of premia paid in these selected technology M&A transactions.

The Merger — Financial Projections

The following disclosure supplements the discussion on pages 44 through 47 of the proxy statement concerning the Projections (as defined in the proxy statement) and is subject to the same limitations, qualifications and uncertainties that are applicable to the Projections, as described in greater detail on pages 44 through 46 of the proxy statement, which we urge you to read in its entirety. The assumptions on which the projected financial information set forth below was based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond Palm’s control. There can be no assurance that any projected financial information will be realized, and actual results may vary materially from those shown. Important factors that may affect actual results and result in the projected financial information not being achieved include, but are not limited to, the risks described in Palm’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in the proxy statement under the heading “Cautionary Statement Concerning Forward-Looking Information.”

The projected financial information below is not being included in this supplement to the proxy statement to influence a Palm stockholder’s decision of whether to vote in favor of the proposal to adopt and approve the merger agreement, but to provide further detail on the assessment by Palm’s management of future cash flows, which was used in the financial analyses of Qatalyst Partners and Goldman Sachs and on which the Board relied in making its recommendation to Palm’s stockholders.

Palm stockholders are cautioned not to place undue reliance on the projected financial information included in the proxy statement and this supplement to the proxy statement.

Assumptions Underlying the Base Case Projections

Pages 44, 45 and 46 of the proxy statement make reference to the Base Case Projections. As discussed on page 44, the Base Case Projections were prepared in a manner consistent with the methodologies used historically by Palm for its internal forecasting and budgeting purposes. The Base Case Projections assumed implementation of Palm’s restructuring plan in April 2010 and otherwise generally assumed a continuation of Palm’s business as it existed at the time the projections were made, including stable gross margins, flat average selling prices despite higher-end product mix and the maintenance of existing key carrier relationships in the United States and Europe.

Base Case Projections – Balance Sheet Details

The following provides additional balance sheet details with respect to the Base Case Projections set forth on page 46 of the proxy statement:

	Projected
	Q4 FY2010		Q4 FY2011		Q4 FY2012
	(in millions)
	(unaudited)
Total Assets		$732		$662		$753
Total Liabilities		$858		$957		$1,070
Preferred Stock		$295		$306		$317
Total Stockholders’ Equity	-$	422	-$	601	-$	634

Projections – Cash Flow Details

The following provides additional detail with respect to the Projections set forth on page 46 of the proxy statement to illustrate how the unlevered free cash flow projections set forth on page 47 of the proxy were derived from the Projections:

	Projected
	FY 2011		FY 2012	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018
	(in millions)
	(unaudited)
Revenue		$1,068	$2,147	$2,584	$3,090	$3,476	$3,720	$3,887	$4,062

EBITDA		-97	69	100	151	197	242	292	345
(excluding stock-based comp.)
EBITDA		-126	38	68	117	161	205	253	305
(including stock-based comp.)
Operating Income		-160	9	39	83	125	167	214	264
(including stock-based comp.)
Net Operating Profit after Tax		-160	6	25	55	83	110	141	174

Less: Capital Expenditures		-20	-25	-33	-30	-35	-37	-39	-41
Plus: Depreciation and Amortization		34	29	29	33	36	37	39	41
Less: Investment in Working Capital		-31	34	15	31	8	6	2	0

Unlevered Free Cash Flows	-$	177	$44	$37	$89	$92	$116	$143	$174

Regulatory Clearances

As disclosed by Palm in a Form 8-K filed June 2, 2010, on June 1, 2010 the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the pending acquisition of Palm by HP. Palm has also received all other required pre-closing regulatory approvals, including foreign antitrust approvals.

By Order of the Board of Directors,

/s/ Mary E. Doyle
Mary E. Doyle Senior Vice President, General Counsel and Secretary Sunnyvale, California June 9, 2010